EXHIBIT 5.1

March 9, 2026	Partner: Andrew Gaffney andrew.gaffney@klgates.com

The Board of Directors	T +61 3 9640 4318
Innovation Beverage Group Limited	Our ref: 7393694.00002
29 Anvil Road
SEVEN HILLS NSW 2147
Australia

Dear Sirs

Australian Legal Opinion concerning Innovation Beverage Group Ltd - F-1 Prospectus

1.	Background

We have acted as Australian legal advisers to Innovation Beverage Group Limited ACN 625 701 420, a company incorporated under the laws of the Commonwealth of Australia (“Company”), with respect to its Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission on or about March 5 2026 (“F-1 Prospectus”), to which this opinion letter (Opinion) is attached as an exhibit.

The F-1 Prospectus relates to the registration and proposed offer to raise up to US$15,000,000 (“Offer”) in any combination of the following:

(a)	ordinary units comprised of:

(i)	one fully paid ordinary share in the Company of no par value per share (“Ordinary Shares”);

(ii)	one warrant to purchase one Share at an exercise price of $3.60 per share (or 100% of the price of each Ordinary Share sold in the Offer) which will expire on the five-year anniversary of the issuance date (“Series A Warrants”); and

(iii)	one warrant to purchase one Share at an exercise price of $3.60 per share (or 100% of the price of each Ordinary Share sold in the Offer) which will expire on the five-year anniversary of the date of the issuance date (“Series B Warrants”);

(b)	pre-funded warrant units comprised of:

(i)	one pre-funded warrant;

(ii)	one Series A Warrant; and

(iii)	one Series B Warrant; or

(c)	Ordinary Shares which may become issuable upon exercise of the Series A Warrants and Series B Warrants.

We have been asked to provide this Opinion as to the validity of the issue of Ordinary Shares under the Offer. This Opinion does not in any way extend to or deal with any other securities other than the Ordinary Shares.

The Company has also retained Sichenzia Ross Ference Carmel LLP to advise on all applicable U.S. legal aspects in relation to the Offer.

2.	Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	the F-1 Prospectus;

●

a certificate from each of the Company's Managing Director certifying a copy of the Company's Board resolution to register the Ordinary Shares the Company may issue under the Offer and to issue the F-1 Prospectus;

●	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records on 6 March 2026 (“ASIC search”); and

●	the Company’s Constitution (a certified copy of which was provided to us by the Company’s Secretary).

For the purpose of this Opinion, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	the offers of the Ordinary Shares and Series A Warrants / Series B Warrants are to be made outside Australia and solely in the United States under the F-1 Prospectus and will comply with all local laws in the jurisdiction of the United States (in which those offers are made);

(b)	trading or any subsequent sale of the Ordinary Shares and Series A Warrants / Series B Warrants issued under the F-1 Prospectus is made outside Australia to non-Australian persons;

(c)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(d)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(e)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(f)	any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;

(g)	no third party (which for clarity excludes the Company) has contravened or will contravene any provision of the Australian Corporations Act 2001 (Cth) (including Chapter 2E or Chapter 2J or Chapter 6) (“Corporations Act”) by giving effect to a transaction in connection with the Offer;

(h)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;

(i)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Ordinary Shares under the F-1 Prospectus;

(j)	all information provided to us by or on behalf of officers of the Company was true and correct when provided and remains so at the date of this letter;

(k)	the Company will at all times duly comply with all its obligations under the Corporations Act and otherwise required by law;

(l)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Ordinary Shares are issued or sold; and

(m)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

3.	Limitations and qualifications

This Opinion, which is governed by and construed in accordance with the laws of the Commonwealth of Australia that are in effect on the date of this Opinion. We have not investigated the laws of any jurisdiction other than the Commonwealth of Australia.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of the Commonwealth of Australia to the extent necessary to render the Opinion set out below. We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered in this letter of the laws of any other jurisdiction.

We express no opinion as to United States securities, tax, duty law or international law and no opinion or representation is given in respect of the application of any foreign laws to the issue of the Ordinary Shares or the contents or generally the compliance of F-1 Prospectus with any applicable laws or any tax laws in the United States.

We have assumed that any applicable law (other than the laws of the Commonwealth of Australia) does not affect this Opinion.

We express no opinion in respect of and we have not been, nor are we, responsible for preparing or verifying the accuracy of the facts or the reasonableness of any statements of opinion, contained in the F-1 Prospectus (including without limitation the representations and warranties by the Company contained in the F-1 Prospectus), or ensuring that no material facts have been omitted from any of those documents. Furthermore, we express no opinion as to whether the F-1 Prospectus contains all the information required in order for the offer, issuance and sale of the Ordinary Shares not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law.

Our Opinion is subject to any laws from time to time in effect relating to bankruptcy, liquidation, receivership, administration, re- organisation, reconstruction, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors’ rights.

We have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company.

We have not made any investigations or searches other than the searches referred to in section 2 above. The ASIC records searched by us may not be complete or up to date as some documents may not be filed at the relevant offices immediately, some documents may no longer be on file and some might be replaced or might otherwise not appear on file.

4.	Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Ordinary Shares which are the subject of the Offer under the F-1 Prospectus -

1.	have been duly authorized by the Company;

2.	when issued, will be validly issued, fully paid and non-assessable (based on the meaning of such term under US law) securities of the Company; and

3.	the Ordinary Shares underlying the Series A Warrants and Series B Warrants will be, when issued, validly issued, fully paid and non-assessable (based on the meaning of such term under US law).

This Opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the F-1 Prospectus, any prospectus supplement or any other matters under any applicable US laws or regulations.

5.	Applicability

This Opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the F-1 Prospectus and to the reference of this firm under the caption “Legal Matters”.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates

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